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                                                                    EXHIBIT 5

                              [PEOPLES BANCORP LETTERHEAD]



October 20, 1997

Board of Directors
PEOPLES BANCORP INC.
138 Putnam Street
PO Box 738
Marietta, OH  45750-0738

Gentlemen:

     I am familiar with the proceedings taken and proposed to be taken by Peoples Bancorp Inc., an Ohio corporation ("Peoples"), in connection with the issuance by Peoples of up to 504,428 common shares, without par value ("Peoples Common Shares"), in connection with the merger (the "Merger") of Gateway Bancorp, Inc., a Kentucky corporation ("Gateway"), with and into Peoples Acquisition Corp., a wholly-owned subsidiary of Peoples formed to facilitate the Merger transaction.

     Peoples and Gateway entered into an Agreement and Plan of Merger, dated as of June 17, 1997, and amended by Amendment No. 1, dated as of September 2, 1997 (collectively, the "Merger Agreement"). In accordance with and subject to the terms of the Merger Agreement, each share of Gateway common stock ("Gateway Stock"), other than those owned beneficially by Peoples, Gateway or any wholly-owned subsidiary of Peoples or of Gateway (other than those shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and those as to which dissenters' rights are perfected under the Kentucky 1988 Business Corporation Act, will be canceled and extinguished on the effective date of the Merger in consideration and exchange for (i) $18.75 in cash, (ii) a number of Peoples Common Shares based on an exchange ratio which ranges from a minimum of 0.4978 Peoples Common Share for each share of Gateway Stock if the Peoples Market Value (as defined in the Merger Agreement) is greater than $37.66 per share, to a maximum of 0.6739 Peoples Common Share for each share of Gateway Stock if the Peoples Market Value is less than $27.84 per share or (iii) a combination of cash and Peoples Common Shares. The allocation formula in the Merger Agreement provides that 68% of the Gateway Stock will be converted into the right to receive Peoples Common Shares and 32% of the Gateway Stock will be converted into the right to receive cash.

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Board of Directors
Peoples Bancorp Inc.
October 20, 1997
Page - 2

     I have collaborated in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by Peoples with the Securities and Exchange Commission in order register the Peoples Common Shares to be issued in the Merger under the Securities Act of 1933, as amended. In connection therewith, I have examined, among other things, such records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.

     Based upon the foregoing, I am of the opinion that Peoples is a duly organized and legally existing corporation under the laws of the State of Ohio. Assuming compliance with applicable federal and state securities laws, I am also of the opinion that, when the Peoples Common Shares to be issued by Peoples pursuant to the terms of the Merger Agreement have been issued, upon surrender of the shares of Gateway Stock to be surrendered in exchange therefor, as contemplated by the Merger Agreement, as specified in the Registration Statement when it shall become effective, the Peoples Common Shares will be validly issued and outstanding, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus included therein.

Very truly yours,

/s/ Charles R. Hunsaker
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Charles R. Hunsaker
General Counsel